Exhibit 99.1

                  FOSSIL, INC. REPORTS THIRD QUARTER RESULTS

                    THIRD QUARTER DILUTED EPS TOTAL $0.30

                COMPANY ANNOUNCES 3.5 MILLION SHARE REPURCHASE

     RICHARDSON, Texas, Nov. 8 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq:
FOSL) today reported third quarter net sales and earnings for the thirteen-week ("Third Quarter") and nine-month periods ended October 1, 2005.

     Third Quarter Results (2005 vs 2004):

     *    Net sales increased 9.1% to $257.5 million compared to $236.0 million;

     * Gross profit grew 11.1% to $134.8 million, or 52.3% of sales, compared to $121.4 million, or 51.4% of sales;

     * Operating income was $35.2 million, or 13.7% of net sales compared to $38.1 million, or 16.1% of net sales; and

     * Net income totaled $22.3 million, or $0.30 per diluted share compared to $23.4 million, or $0.31 per diluted share.

     "Healthy sales increases in our International markets, continuing strong market share gains in our domestic leather business and a slow down in our operating expense growth resulted in our achieving our third quarter earnings target," began Mike Kovar, Senior Vice President and Chief Financial Officer. "A weak domestic watch market however continued to negatively impact us and remains our central focus as we move forward. Although there is no clear sign of an immediate change in the domestic watch market, we believe the decision to initiate a stock repurchase program underscores our Board of Directors' confidence in our long-term strategy and demonstrates our commitment to enhance long term stockholder value."

     For the Nine Months Ended October 1, 2005 (2005 vs 2004):

     *    Net sales rose 11.6% to $716.3 million compared to $641.6 million;

     * Gross profit grew 12.4% to $373.2 million, or 52.1% of net sales compared to $332.0 million, or 51.8% of net sales;

     * Operating income was $76.0 million, or 10.6% of net sales compared to $87.0 million, or 13.6% of net sales; and

     * Net income totaled $55.9 million, or $0.76 per diluted share compared to $55.5 million, or $0.75 per diluted share.

     During the Third Quarter worldwide net sales rose 9.1% (9.0% excluding currency) with sales volume growth across most segments, major brands and product lines. Total international wholesale sales rose 12.8% (12.6% excluding currency) with particular strength in Europe, which posted sales growth of 20.8% (21.2% excluding currency), primarily as a result of sales volume growth in FOSSIL, DIESEL and DKNY watches and FOSSIL jewelry and accessory products. Excluding a $4.7 million special market sale ("non recurring sale") in the prior year's third quarter, other international sales increased 13.0% in the Third Quarter reflecting double digit growth of FOSSIL, DIESEL and BURBERRY watches. Third Quarter sales of the Company's domestic watch business declined by 7.0%, primarily as a result of sales volume declines in FOSSIL watches, partially offset by sales increases in DIESEL and BURBERRY watches. Domestic sales of FOSSIL watches decreased approximately 13.4% during the Third Quarter primarily due to reductions in wholesale shipments to major U.S. department stores. Domestic sales of the Company's accessory and sunglass businesses increased 21.6% compared to the prior year quarter with particular strength in FOSSIL women's and men's accessories. Company-owned retail store sales increased 12.6% as a result of a 20.2% increase in the average number of stores opened during the Third Quarter offset by comparable store sales decreases of 1.7%. For the first nine months of fiscal year 2005, consolidated net sales increased 11.6% (10.6% excluding currency) and were principally due to increased sales in the Company's new business initiatives introduced throughout fiscal 2004 as well as increased revenues from the Company's other international, domestic accessory and retail segments.

     Gross profit margin increased to 52.3% in the Third Quarter compared to 51.4% in the prior year period. Excluding the gross profit margin related to the non recurring sale in the prior year quarter, which was substantially below the Company's historical gross profit margin, Third Quarter gross profit margin increased approximately 20 basis points. This increase was primarily the result of a higher sales mix internationally, partially offset by the impact of a higher sales mix from the Company's domestic accessories business. In comparison to the Company's historical consolidated gross profit margins, international sales generally produce higher gross profit margins while domestic accessory sales generally produce lower gross profit margins. For the first nine months of 2005, gross profit margin increased to 52.1% compared to 51.8% for the first nine months of the prior year and included an approximate 40 basis point benefit from stronger foreign currencies in relation to the U.S. dollar.

     Operating expenses, as a percentage of net sales, increased to 38.7% in the Third Quarter compared to 35.3% in the comparable prior year period. Operating expenses increased $16.3 million to $99.6 million in the Third Quarter compared to $83.3 million in the comparable prior year period. This increase was mainly attributable to increases in payroll and advertising expense. Payroll expense increases were primarily due to acquisitions and new businesses, new Company-owned store openings and infrastructure additions since the end of the third quarter of fiscal 2004. Management has continued to focus on reducing the rate of growth in this area and in comparison to the first and second quarters of fiscal 2005, the Company's Third Quarter payroll cost remained unchanged. Advertising expense, as a percentage of net sales, increased to 5.8% in the Third Quarter compared to 4.3% of net sales in the prior year quarter. In the prior year, the Company shifted a significant amount of advertising expenditures from the third to the fourth quarter. Accordingly, the Company estimates fourth quarter fiscal 2005 advertising expenses, as a percentage of net sales, will be significantly below the comparable prior year quarter. For the first nine months of the year operating expenses, as a percentage of net sales, increased to 41.5% compared to 38.2% in the comparable prior year period with increases by expense category similar to those described during the Third Quarter as well as approximately $2.8 million of additional expenses as a result of stronger foreign currencies in relation to the U.S. dollar.

     Increased operating expenses more than offset gross profit improvement during the Third Quarter and first nine months of the year resulting in declines to the Company's operating profit margins. For the first nine months of the year, operating profit margins were positively impacted by stronger foreign currencies compared to the U.S. dollar by approximately $3.7 million as a result of net sales increases partially offset by higher operating expense levels.

     Third Quarter other income (expense) increased unfavorably by approximately $1.2 million when compared to the prior year quarter. This unfavorable increase is related to increased currency losses as the U.S. dollar strengthened compared to the Company's other major balance sheet related currencies since the end of the Company's 2005 second quarter. For the first nine months of the year, other expense increased by approximately $8.2 million, with this increase primarily attributable to the impact of currency losses in the current year versus currency gains in the prior year and increased minority interest expense.

     The Company's effective income tax rate for the Third Quarter decreased to 32.4% compared to 37.1% in the prior year quarter due to higher levels of pretax income from low-taxed foreign subsidiaries and the release of certain tax reserves on foreign earnings. The Company's effective income tax rate for the first nine months of the year decreased to 18.8% compared to 37.1% in the prior year period, due mainly to the repatriation of subsidiary earnings under the provisions of the American Jobs Creation Act of 2004. This tax benefit added an additional $0.14 diluted earnings per share for the first nine of the fiscal 2005 in comparison to the comparable prior year period.

     At quarter-end, cash balances were $88.6 million and the Company had no long-term debt. Inventory at quarter-end was $261.1 million, 25.5% above the prior year quarter inventory of $208.1 million. Luxury watch inventories and inventories in the Company's Asia Pacific subsidiaries remain elevated. Higher levels of luxury watch inventories are primarily related to longer lead times associated with Swiss production. Asia Pacific inventory increases were related to lower than expected sales growth in this region during the Third Quarter. In comparison to the prior year quarter-end, the Company's U.S. retail store inventories increased by 20% in the Third Quarter, down significantly from the 55% increase in the second quarter of fiscal 2005. Increases related to fashion watch inventories in the U.S. and Europe and domestic accessories inventories were consistent with Third Quarter sales growth. At quarter end, accounts receivable increased approximately 6.1% to $151.8 million compared to $143.2 million at the end of the prior year quarter. Days sales outstanding decreased to 54 days for the Third Quarter compared to 55 days in the prior year period. Working capital rose to $365 million, an increase of $37 million over working capital of $328 million at the end of the prior year quarter.

     The Company estimates fourth quarter fully diluted earnings per share of $0.48 compared to the First Call consensus estimate of $0.52 per diluted share and actual fourth quarter fiscal 2004 diluted earnings per share of $0.47. Management estimates fourth quarter net sales increases of approximately 8%. This guidance reflects the prevailing currency exchange rates between the U.S. dollar and foreign currencies of other countries in which the Company operates.

     The Company also announced that its Board of Directors has authorized an additional 3.5 million shares for the Company's repurchase program. The Company intends to repurchase the shares of its common stock through open market or privately negotiated transactions. In addition to share repurchases remaining from previous authorizations, the Company has currently approximately 4.2 million total shares available for repurchase.

     Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company's Current Report on Form 8-K dated September 14, 2004 and the Company's Form 10- K and Form 10-Q reports filed with the Securities and Exchange Commission.

     Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

Consolidated Income Statement Data (in 000's):

                                                   For the                        For the
                                   For the           13            For the          39
                                  13 Weeks          Weeks         39 Weeks         Weeks
                                    Ended           Ended          Ended           Ended
                                ------------    ------------    ------------    ------------
                                 October 1,      October 2,      October 1,      October 2,
                                    2005            2004           2005            2004
                                ------------    ------------    ------------    ------------
Net sales                       $    257,519    $    236,043    $    716,264    $    641,560

Cost of sales                        122,741         114,682         343,071         309,539

Gross profit                         134,778         121,361         373,193         332,021

Selling expenses                      73,634          60,747         216,763         178,622

Administrative exp.                   25,946          22,538          80,424          66,380

Operating income                      35,198          38,076          76,006          87,019

Interest expense                          30               4             112              14

Other inc.
(exp.) -- net                         (2,097)           (898)         (7,030)          1,161

Tax provision                         10,725          13,802          12,971          32,669

Net income                      $     22,347    $     23,372    $     55,894    $     55,497

Basic earnings per share        $       0.32    $       0.33    $       0.79    $       0.79

Diluted earnings
 per share                      $       0.30    $       0.31    $       0.76    $       0.75

Weighted average
 shares outstanding:

   Basic                              70,912          70,889          71,053          70,525

   Diluted                            73,605          74,772          73,997          74,365

Consolidated Balance Sheet Data (in 000's):

                                 October 1,      October 2,
                                    2005            2004
                                ------------    ------------
Working capital                 $    365,346    $    327,971

Cash, cash equivalents and
 short-term investments               88,640         103,640

Accounts receivable                  151,823         143,158

Inventories                          261,069         208,054

Total assets                         798,392         690,506

Notes payable -- current              14,147           2,714

Deferred taxes and other
 long-term liabilities                32,613          27,697

Stockholders' equity                 561,527         487,545

SOURCE  Fossil, Inc.
    -0-                             11/08/2005
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or Investor Relations: Allison Malkin of Integrated Corporate Relations, +1-203-682-8200/
    /Web site:  http://www.fossil.com/